EX-99(h)(6)(A)

ADMINISTRATIVE SERVICES AGREEMENT

(Effective date: April 1, 2012)

This Agreement is made by and between Scout Funds, a Delaware statutory trust, on behalf of each of its series listed on the attached Schedule A (each a “Fund” and collectively, the “Funds”) and Scout Investments, Inc., a Missouri corporation (“Scout”).

RECITALS

WHEREAS, the Trust is registered as an open end diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Scout serves as investment advisor to the Funds pursuant to the Investment Advisory Agreement dated April 1, 2005, as amended, between Scout and the Trust (“Advisory Agreement”), the terms of which are limited to the provision of investment advisory services and certain related services which are expressly delineated in the Advisory Agreement; and

WHEREAS, the Trust and Scout desire to enter into an agreement to provide for various administrative and other services required for the operation of each Fund on the terms and conditions set forth in this Agreement; and

WHEREAS, the Fund has separately retained UMB Fund Services, Inc. (“UMBFS”) to serve as the administrator and fund accountant of the Funds through its Administration and Fund Accounting Agreement dated April 1, 2005; and

WHEREAS, UMBFS is not a party to this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

I.	APPOINTMENT AND OBLIGATIONS OF SCOUT

Scout is appointed to provide the services described in this Agreement.

II.	DUTIES OF THE SCOUT

Scout shall perform certain administrative, accounting, operations, compliance and other services on behalf of the Funds in addition to services provided to the Funds by UMBFS.

III.	REPRESENTATIONS AND WARRANTIES

A. REPRESENTATIONS AND WARRANTIES OF SCOUT

Scout hereby represents and warrants to the Trust that Scout is duly incorporated and is in good standing under the laws of the State of Missouri and is fully authorized to enter into this Agreement and carry out its terms.

B. REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust hereby represents and warrants to Scout that the Trust has been duly organized and is in good standing under the laws of its state of organization and that the Trust is fully authorized to enter into this Agreement and carry out its terms.

IV.	CONTROL BY THE BOARD OF TRUSTEES

Any activities undertaken by Scout pursuant to this Agreement on behalf of a Fund shall at all times be subject to the control of the Board.

V.	COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, Scout shall at all times comply with all applicable provisions of the 1940 Act, the provisions of the Trust’s Registration Statement with respect to each Fund, the provisions of the Trust’s Agreement and Declaration of Trust and By-Laws, and any other applicable provisions of state or federal law.

VI.	DELEGATION OF RESPONSIBILITIES

All services to be provided by Scout under this Agreement may be furnished by any directors, officers or employees of Scout or Scout may retain the services of any other entity, including affiliates, to provide certain administrative duties under  Scout’s supervision and at its expense.

VII.	COMPENSATION

In payment for the services to be rendered by Scout under this Agreement, each Fund shall pay to Scout an annual fee equal to the percentage of its average daily net assets shown on Schedule B, which fee shall be paid to Scout on a monthly basis. The fee payable by each Fund shall be based on the average of the net asset values of all of the issued and outstanding shares of each Fund as determined as at the close of each business day of the month pursuant to the relevant governing documents and currently effective Prospectus and Statement of Additional information of the Trust with respect to such Fund.

VIII.	FREEDOM TO DEAL WITH THIRD PARTIES

Scout shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered under this Agreement.

IX.	EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT

A. This Agreement shall become effective on April 1, 2012 and shall continue through March 31, 2013. After that date, it shall continue for successive periods of one year, but only as long as such continuance is specifically approved at least annually by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of  Scout or of each Fund cast at a meeting called for the purpose of voting on such approval.

B. This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by Scout, upon 60 days’ written notice to the other party.

C. This Agreement may be amended at any time by agreement of the parties; provided the amendment is approved by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of  Scout or of the Trust cast at a meeting called for the purpose of voting on such approval.

X.	STANDARD OF CARE; INDEMNIFICATION.

A. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement on the part of Scout, Scout shall not be subject to liability to the Trust, a Fund or to any shareholder for any act or omission in the course of, or connected with, rendering services under this Agreement.

B. Scout agrees to indemnify the Trust and each Fund with respect to any loss, liability, judgment, cost or penalty which the Trust or such Fund may directly or indirectly suffer or incur as a result of a material breach by Scout of its standard of care set forth in Section X.A. above.

XI.	NOTICES

Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

XII.	INTERPRETATION; GOVERNING LAW

This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Delaware shall otherwise govern the construction, validity and effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the “day and year first written below.

SCOUT FUNDS By:/s/ Andrew J. Iseman
Name: Andrew J. Iseman Title: President Date: April 1, 2012

SCOUT INVESTMENTS, INC. By: /s/ Andrew J. Iseman
Name: Andrew J. Iseman Title: CEO Date: April 1, 2012

Schedule A

Scout Stock Fund
Scout Mid Cap Fund
Scout Small Cap Fund
Scout International Fund
Scout International Discovery Fund
Scout Global Equity Fund
Scout Core Bond Fund
Scout Core Plus Bond Fund
Scout Unconstrained Bond Fund

Schedule B

Compensation pursuant to Paragraph VII of this Agreement shall be calculated in accordance with the following schedules:

Name of Fund	Annual Fee Rate (% of average daily net assets)
Scout Stock Fund	0.05%
Scout Mid Cap Fund	0.05%
Scout Small Cap Fund	0.05%
Scout International Fund	0.05%
Scout International Discovery Fund	0.05%
Scout Global Equity Fund	0.05%
Scout Core Bond Fund	0.05%
Scout Core Plus Bond Fund	0.05%
Scout Unconstrained Bond Fund	0.05%

ATTEST: Scout Funds By: /s/ Andrew J. Iseman	Scout Investments, Inc. By: /s/ Andrew J. Iseman
Name: Andrew J. Iseman Title: President Date: April 1, 2012	Name: Andrew J. Iseman Title: CEO Date: April 1, 2012